Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-292657 on Form S-1 of our report dated October 24, 2025 (January 28, 2026, as to the effects of the reverse stock split discussed in Note 13), relating to the financial statements of Veradermics, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Hartford, Connecticut
January 28, 2026